UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Zumiez Inc.

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6300 Merrill Creek Parkway Suite B

Everett, Washington 98203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 23, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Zumiez Inc., a Washington corporation. Zumiez is also referred to as “we,” “our,” “us” and the “Company.” The meeting will be held on Wednesday, May 23, 2012 at 1:00 p.m. (Pacific Time) at our headquarters located at 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203 for the following purposes:

1.	To elect three directors to hold office until our 2015 annual meeting of shareholders;

2.	To approve material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan;

3.	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (“fiscal 2012”); and

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors recommends a vote “For” Items 1, 2 and 3. The record date for the annual meeting is March 19, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, Zumiez has elected to deliver our proxy materials to the majority of our shareholders over the Internet. The delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 12, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our fiscal year ending January 28, 2012 (“fiscal 2011”) Proxy Statement and 2011 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote online, by telephone, or if you received a paper copy of the voting card, submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed prepaid return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2012: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the internet at http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

By Order of the Board of Directors
Marc D. Stolzman
Chief Financial Officer and Secretary

Everett, Washington

April 12, 2012

6300 Merrill Creek Parkway Suite B

Everett, Washington 98203

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2012

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We are making available to you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. (“Zumiez,” “we,” “us” and the “Company”) is soliciting your proxy to vote at its 2012 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 19, 2012, to attend the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card. For more information on voting, see information below under the section heading “How do I vote?”

We intend to mail or otherwise make available this proxy statement and the accompanying proxy card on or about April 12, 2012 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 19, 2012, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 31,289,722 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on the record date, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 19, 2012, in order to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent. For more information about a legal proxy, see the information, below, under the section heading “How do I vote?—Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.”

What am I voting on?

You are being asked to vote on the following matters:

•	Election of three directors (Proposal 1);

•	Approval of the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan (Proposal 2); and

•

To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (“fiscal 2012”) (Proposal 3).

When you vote your proxy, you appoint Marc D. Stolzman and Richard M. Brooks as your representatives at the meeting. When we refer to the “named proxies,” we are referring to Mr. Stolzman and Mr. Brooks. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

For Proposals 1, 2 and 3, you may vote “For,” “Against” or “Abstain” from voting (for the election of directors, you may do this for any director nominee that you specify). The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, via the internet, by telephone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of March 19, 2012.

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To vote via the internet—You may vote online at www.proxyvote.com. Voting on the internet has the same effect as voting by mail or by telephone. If you vote via the internet, do not return your proxy card and do not vote by telephone. Internet voting will be available until 11:59 p.m. Eastern time, May 22, 2012.

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To vote by telephone—You may vote by telephone by calling 1-800-690-6903 and following the automated voicemail instructions. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card and do not vote via the internet. Telephone voting will be available until 11:59 p.m. Eastern time, May 22, 2012.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or via the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank or other agent receives your request.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 19, 2012, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in the following manner:

•	“For” the election of all nominees for director (Proposal 1);

•	“For” the approval of the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan (Proposal 2); and

•	“For” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 3).

If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy approximately $5,500 for proxy solicitation services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name and/or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or via the internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary, Marc D. Stolzman, at 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

•

You may attend the annual meeting and vote in person (if you hold your shares beneficially through a broker, bank or other agent you must bring a legal proxy from the record holder in order to vote at the meeting).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in “How are votes counted?”) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date. Your vote is extremely important, so please vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” and broker non-votes (described below, if applicable) for Proposals 1, 2 and 3. Abstentions and broker non-votes will not be counted as votes cast for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to discretionary items, but not with respect to non-discretionary items. Under the rules of the New York Stock Exchange, the election of directors (Proposal 1) and the approval of the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan (Proposal 2) are considered non-discretionary items while the ratification of the selection of Moss Adams LLP as our auditor (Proposal 3) is considered a discretionary item. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on Proposal 1 or Proposal 2 but is permitted to vote your shares on Proposal 3 even if it does not receive voting instructions from you because Proposal 3 is considered discretionary. When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as broker non-votes. Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered present or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

How many votes are needed to approve each proposal?

Under Washington corporation law, our Articles of Incorporation and our bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “For” or “Against” Proposals 1, 2 and 3, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered “votes cast.” Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

Proposal 1. As described in more detail below under “Election of Directors,” we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the director nominees will be elected if the votes cast “For” a nominee’s election exceed the votes cast “Against” the director nominee. There is no cumulative voting for the election of directors.

If a director nominee does not receive the requisite votes to be elected, that director’s term will end on the date on which an individual is selected by the board of directors to fill the position held by such director or ninety (90) days after the date the election results are determined, or the date the director nominee resigns, whichever occurs first.

Proposal 2. For the approval of the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan, if a majority of the votes cast are “For” the proposal, then Proposal 2 will be approved.

Proposal 3. For the ratification of the selection of our independent registered public accounting firm for fiscal 2012, if the number of “For” votes exceeds the number of “Against” votes, then Proposal 2 will be ratified.

If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in “How are votes counted”) will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

Director Qualifications

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and the composition of our board of directors has been designed to allow for expertise in differing skill sets. The governance and nominating committee is responsible for assisting the board in matters of board organization and composition and in establishing criteria for board membership. A detailed discussion of these criteria and how they are utilized is set forth below under “Membership Criteria for Board Members.” Also, the procedures for nominating directors are set forth below under “Director Nomination Procedures.”

Information as of the date of this proxy statement about each nominee for election this year and each other current director is included below under “Election of Directors.” The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s and current director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees and current directors have a reputation for integrity, honesty and adherence to high ethical standards.

Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among any of the directors and executive officers of the Company.

Board Leadership

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) in recognition of the differences between the two roles. Our CEO, Richard M. Brooks, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman, Thomas D. Campion, provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board of directors. Because Mr. Campion is an employee of the Company and is therefore not “independent,” our board has appointed the chairman of our governance and nominating committee, Matthew L. Hyde, as the Company’s lead independent director. The lead independent director has responsibility to:

•	call, lead and preside over meetings of the independent directors, which meet in private executive sessions at each board meeting;

•	call special meetings of the board of directors on an as-needed basis;

•	set the agenda for executive sessions of meetings of the independent directors;

•	facilitate discussions among the independent directors on key risks and issues and concerns outside of board meetings;

•	brief the Chairman and CEO on issues that arise in executive session meetings;

•	serve as a non-exclusive conduit to the Chairman and CEO of views, concerns and issues of the independent directors; and

•	collaborate with the Chairman and CEO on setting the agenda for board meetings.

Membership Criteria for Board Members

The governance and nominating committee of the board is responsible for establishing criteria for board membership. This criteria includes, but is not limited to, personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interest of the Company, independence, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and qualifications. These criteria are referenced in the Company’s Corporate Governance Guidelines and in Exhibit A to the governance and nominating committee’s charter, both available at http://ir.zumiez.com under the “Governance” section. The board also has the ability to review and add other criteria, from time to time, that it deems relevant. Specific weights are not assigned to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The criteria referenced above are used as guidelines to help evaluate the experience, qualifications, skills and diversity of current and potential board members. With respect to diversity, we broadly construe it to mean diversity of race, gender, age, geographic orientation and ethnicity, as well as diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Risk Oversight

The board takes an active role, as a whole and also at the committee level, in helping the Company evaluate and plan for the material risks it faces, including operational, financial, legal and regulatory and strategic and reputational risks. As part of its charter, the audit committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The governance and nominating committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting directors and executive officers of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Furthermore, at least annually, the board conducts an independent session where they outline the risks that they believe exist for the Company and the broader retail industry and compares these with the risks outlined by management. Subsequent to this evaluation, management prioritizes the identified risks along with strategies to manage them or address how the Company intends to mitigate these risks. Additionally, the board exercises its risk oversight function in approving the annual budget and quarterly re-forecasts and in reviewing the Company’s long-range strategic and financial plans with management. The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Director Compensation

The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. The board follows the compensation philosophies discussed, below, in the Compensation Discussion & Analysis. Our desired goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on our compensation consultant’s competitive survey results.

The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $30,000. The audit committee members receive cash compensation of $10,000 with the chairperson receiving $20,000 per year. The compensation committee members receive cash compensation of $7,500 with the chairperson receiving $15,000 per year. The governance and nominating committee member receives cash compensation of $5,000 with the chairperson receiving $10,000 per year. Directors appointed in an interim period receive pro-rata retainer fees based on the number of meetings they attend between annual shareholder meetings. The committee chairperson and the respective committee members are paid rates commensurate with the duties and responsibilities inherent within the position held.

Additionally, the Company issues restricted stock awards to its non-employee directors. The board believes such awards provide alignment with the interests of our shareholders. Directors appointed in an interim period receive pro-rata restricted stock awards based on the number of meetings they attend between annual shareholder meetings.

The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

The following table discloses the cash and stock awards earned by each of the Company’s non-employee directors during the fiscal year ending January 28, 2012 (“fiscal 2011”).

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
James M. Weber	42,500	63,997	106,497
Matthew L. Hyde	40,000	63,997	103,997
William M. Barnum Jr.	37,500	63,997	101,497
Gerald F. Ryles	55,000	63,997	118,997
Sarah (Sally) G. McCoy	45,000	63,997	108,997
Ernest R. Johnson (2)	50,000	63,991	113,991

(1)	This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2011 Form 10-K.

On May 25, 2011, the day of the annual shareholder meeting, the Company awarded 2,165 shares of restricted stock to the directors with a grant-date fair value of $63,997, except for Mr. Johnson. Upon his appointment to the board of directors, Mr. Johnson was awarded 2,487 shares of restricted stock with a grant date of July 1, 2011 and a grant-date fair value of $63,991. The stock awards for all directors will vest on May 25, 2012.

(2)	Mr. Johnson was appointed to the board of directors on July 1, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company currently has eight director positions. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Three directors are nominees for election this year and each has consented to serve a three-year term ending in 2015. The remaining directors will continue to serve the terms set out below.

The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing such nominee’s election. Abstentions and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

In a contested election, the directors shall be elected by a plurality of the votes cast. A “contested election” means an election of directors of the Corporation in which the number of nominees for any election of directors nominated by (i) the board of directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company’s bylaws, or (iii) a combination of nominees by the board of directors and any shareholder pursuant to Article I, Section 10 of the Company’s bylaws, exceed the number of directors to be elected.

A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the board of directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the board of directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s bylaws.

We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders.

Nominees for Election to Terms Expiring in 2015

Richard M. Brooks, 52, has served as our CEO since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer. From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte LLP, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks has served on the University of Puget Sound Board of Trustees from May 2002 to the present, where he currently serves as the Chairman of the Board of Trustees as well as serving on its Executive Committee and Compensation Committee.

Director Qualifications: Mr. Brooks’ day to day leadership as our CEO provides him with detailed knowledge of our business and operations. Mr. Brooks provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Brooks has demonstrated a record of innovation, achievement and leadership. This experience provides the board with a unique perspective into the operations and vision of Zumiez. Mr. Brooks’ particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have helped Zumiez differentiate itself in the specialty niche of the action sports retail business. As the Company’s second largest shareholder, Mr. Brooks’ interest is aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Matthew L. Hyde, 49, was appointed to our board in December 2005 and is the Executive Vice President of Recreational Equipment Inc. (REI), which he joined in 1986. He currently oversees Marketing, E-commerce & Direct Sales, Real Estate, Store Development, Retail and Customer Experience functions at REI. Mr. Hyde previously led REI’s online division, championing its award-winning multi-channel strategy. He currently serves on the board of the YMCA of the USA, and holds a Bachelor’s of Science degree from Oregon State University in Corvallis.

Director Qualifications: Mr. Hyde’s background in a retail company, including his online retail and brand marketing experience, is of critical importance to the board. Mr. Hyde also provides critical merchandising and brand building expertise because of his long tenure in specialty retail. Mr. Hyde’s successful expertise in building a retail brick and mortar, direct and multi-channel strategy provides insight and experience as the Company plans its growth in these channels of distribution.

James M. Weber, 52, was appointed to our board in April 2006 and is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been since 2001. Mr. Weber’s experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O’Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota. Presently, Mr. Weber is a director at the Seattle Sports Commission and at Bensussen, Deutsche and Associates.

Director Qualifications: Mr. Weber’s role as the chief executive officer of a sports related company and his international business experience, extensive brand building, marketing and chief executive officer experience provide our board with a very useful perspective as the Company plans its growth strategies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE

PREVIOUSLY NAMED

Continuing Directors Whose Terms Expire in 2013

William M. Barnum, Jr., 58, has served on our board of directors since November 2002. Since 1984, Mr. Barnum has been with Brentwood Private Equity where he co-founded the firm’s private equity effort, and is currently its General Partner. Prior to joining Brentwood Private Equity, Mr. Barnum worked at Morgan Stanley & Co. in the investment banking division. He is a graduate of Stanford University, and a graduate of Stanford Law School and Stanford Graduate School of Business. Presently, Mr. Barnum is a director of Filson Holdings, Inc., Quiksilver Corporation, The Teaching Company Holdings, Inc., Ariat International, Inc., ThreeSixty Asia Ltd and Zoe’s Kitchen Inc.

Director Qualifications: Mr. Barnum’s background in private equity and his public company board experience is invaluable to our board’s discussions of financial and capital market matters. As the Company formulates and executes its growth strategies, Mr. Barnum provides valuable insights and experiences regarding mergers and acquisitions and international expansion. Additionally, Mr. Barnum has been engaged in the retail and action sports industry for many years and his experience provides valuable guidance to the Company.

Gerald F. Ryles, 75, has served on our board of directors since August 2005. Until it was acquired in September 2003, Mr. Ryles was Chairman of the Board and a major shareholder of Microserv Technology Services, a privately held information technology services company. From January 1994 through January 2001, Mr. Ryles was also the Chief Executive Officer. He also has over 40 years of management experience in several different industries as well as management consulting experience with McKinsey & Company. He is a graduate of the University of Washington, and earned an M.B.A. from Harvard University. He also serves on the board of directors of Giant Campus an educational software company, and the State of Washington’s Board of Accountancy, where he was appointed by the Governor in 2006 and served as the Chairman in 2010.

Director Qualifications: Mr. Ryles’ extensive prior business experiences as a chief executive officer and his financial expertise are critical to our board and the audit committee in particular. Mr. Ryles’ consulting background and chief executive experience provides the Company with perspective regarding a number of different successful business strategies that help the Company formulate its operating and growth plans.

Continuing Directors Whose Terms Expire in 2014

Thomas D. Campion, 63, is one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. Mr. Campion serves on the Board of the Alaska Wilderness League, a Washington, D.C. based environmental group, and is on the board of Conservation Northwest, a Bellingham, Washington based environmental group. He is also the trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North American are preserved. The Foundation also works on homelessness issues in the Pacific Northwest.

Director Qualifications: Mr. Campion’s knowledge as a retailer and as the co-founder of the Company provide the board with invaluable insight into the Company’s business and its unique culture. Mr. Campion provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Campion’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have contributed to Zumiez differentiating itself in the specialty niche of action sports retailing. As the Company’s largest shareholder, Mr. Campion’s interests are aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Sarah (Sally) G. McCoy, 51, was appointed to our board of directors in October 2010 and is the President and CEO of CamelBak, a company that originated hands free-hydration and is the leader in hydration products. Ms. McCoy joined CamelBak in September of 2006. Prior to joining CamelBak, Ms. McCoy co-founded Silver Steep Partners in 2004, a leading investment banking firm catering to companies in the outdoor and active lifestyle industry. Before Silver Steep, McCoy served as president of Sierra Designs and Ultimate Direction and as vice president at The North Face. Ms. McCoy is a graduate of Dartmouth College. She also serves as the Board President of the Conservation Alliance.

Director Qualifications: Ms. McCoy’s background in sales, merchandising, sourcing, marketing and executive management of outdoor and action sports consumer brands provides strategic insight and direction for Zumiez as we plan our branded and private label growth strategies. Additionally, her experience in investment banking and valuation experience in our industry is valuable as we formulate our growth strategies.

Ernest R. Johnson, 61, was appointed to our board of directors in July 2011 and has served as the Chairman of Cutter & Buck Inc. and President and Chief Executive Officer for New Wave USA Inc. since November 2009. From February 2006 to November 2009, he served as Chief Executive Officer of Cutter & Buck. Mr. Johnson was also a Senior Vice President and Chief Financial Officer for Cutter & Buck from November 2002 to February 2006. Prior to joining Cutter & Buck, he worked 29 years in several commercial banks holding various senior accounting and financial positions. Mr. Johnson holds a BA in Business Administration—Accounting from Washington State University.

Director Qualifications: Mr. Johnson’s background as a CEO for an apparel company and as a CFO for an apparel company and commercial banks provides relevant leadership and financial expertise to the Company’s board of directors. Mr. Johnson also has experience in international business and in mergers and acquisitions.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing rules, except for our Chairman, Mr. Campion, and CEO, Mr. Brooks.

As required under applicable Nasdaq listing rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable Nasdaq listing rules.

Certain Relationships and Related Transactions

The Company made charitable contributions to the Zumiez Foundation in fiscal 2011 and the fiscal year ending January 29, 2011 (“fiscal 2010”) of approximately of $0.7 million and $0.6 million. Our Chairman, Thomas D. Campion, is a trustee of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person (defined below) had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company’s written policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. A summary of the Company’s policies and procedures with respect to review and approval of Related Person Transactions are set forth below.

“Related Persons” are defined as follows:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders as the audit committee determines in good faith. The audit committee shall convey the decision to the CEO or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Information Regarding the Board of Directors and its Committees

Our board has established an audit committee, compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company’s website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and Nasdaq. The board has determined that Ernest R. Johnson is an audit committee financial expert as defined in the rules of the SEC.

Chairperson	Member	Lead Independent Director	Audit Committee Financial Expert

	Audit Committee	Governance & Nominating Committee	Compensation Committee

William M. Barnum

Matthew L. Hyde

Ernest R. Johnson

Sarah (Sally) G. McCoy

Gerald F. Ryles

James M. Weber

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things:

•	the sole authority to appoint, determine the funding for and oversee the independent registered public accounting firm;

•	assisting our board in monitoring the integrity of our financial statements and other SEC filings;

•

discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;

•

reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

•	oversight of the performance of the Company’s internal audit function; and

•	reviewing its charter at least annually for appropriate revisions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

As more fully described in its charter, our governance and nominating committee has the responsibility for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;

•	assessing our directors’ and our board’s performance;

•	making recommendations to the board regarding membership and the appointment of chairpersons of the board’s committees;

•	recommending director compensation and benefits policies;

•	reviewing its charter at least annually for appropriate revisions; and

•	recommending to the board other actions related to corporate governance principles and policies.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for, among other things:

•

establishing the Company’s philosophy, policies and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

•

reviewing corporate goals and objectives relevant to compensation of our CEO and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive non-equity incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

•

determining and approving our CEO’s compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

•	administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;

•	making recommendations to our board with respect to the compensation of directors;

•	the sole authority to appoint, determine the funding for and oversee the independent compensation consultant; and

•	reviewing its charter at least annually for appropriate revisions.

Succession Planning

Our CEO and board of directors review at least annually the succession plan of our CEO and each of our named executive officers (“NEO” or “NEOs”). The board of directors conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

Our CEO provides an annual report to the board of directors assessing senior management and their potential successors. As part of this process, contingency plans are presented in the event of our CEO’s termination of employment for any reason (including death or disability). The report to the board of directors also contains the CEO’s recommendation as to his successor. The full board of directors has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

In fiscal 2011, our full board of directors met four times, the audit committee met four times, the compensation committee met four times and the governance and nominating committee met three times. The board of directors and the committees acted by unanimous written consent when required during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board, and of the committees on which he or she served, that were held during the period for which he or she was a director or committee member, respectively. Although the Company does not have a formal policy requiring members of the board of directors to attend annual shareholder meetings, the Company encourages all directors to attend each annual shareholder meeting. Five of the then seven board members were in attendance at our May 25, 2011 annual shareholder meeting.

Shareholder Communications with the Board of Directors

The Company has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board of directors in care of the Company’s Secretary, at the Company’s headquarters in Everett, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

Code of Conduct and Ethics

Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees in accordance with applicable rules and regulations of the SEC and Nasdaq. The code of conduct is available at http://ir.zumiez.com under the “Governance” section.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines that provide an overview of the governance structure maintained at the Company and policies related thereto. The guidelines are available at http://ir.zumiez.com under the “Governance” section.

Executive Compensation Recovery Policy

The Company maintains an executive compensation recovery policy. Pursuant to this policy, the Company may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the compensation committee considers to be appropriate based upon the circumstance.

The compensation committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the audit committee and the full board of directors and retaining outside advisors to assist in making its determinations. The actions taken by the compensation committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

The nominations to the board of directors were completed by the governance and nominating committee. The governance and nominating committee has established board membership criteria (discussed above, under the section entitled “Membership Criteria for Board Members”) and the procedures for selecting new directors.

The nominations to the board of directors in fiscal 2011 and through the date of this proxy statement were completed using procedures in accordance with the charter of the governance and nominating committee including the director qualifications, criteria and skills as outlined in such charter. These procedures include:

•

Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership including (without limitation) experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

•

Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates that would impair his or her independence. Each candidate’s biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

•

Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee’s initial conclusion that candidates met the qualifications, criteria and skills to serve as a director of the Company.

•	Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.

•	Background checks were conducted, including criminal, credit and bankruptcy, SEC violations and/or sanctions, work history and education.

•

Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company’s outside legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Company business.

•

Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Company’s board of directors and its committees and appears to meet Nasdaq and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

No fees were paid to any third party search firms in connection with any director nominations.

Ernest R. Johnson was appointed to our board of directors on July 1, 2011. Mr. Johnson was originally recommended to the Company to join the board by the Company’s CEO.

The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Secretary at the following address:

Board of Directors and Chairman of the Board

c/o Secretary

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, Washington 98203

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

•	the name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;

•

the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;

•	a description of all arrangements or understandings between the shareholder and the recommended nominee;

•

such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously, no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement is mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company’s bylaws. Specifically, these provisions require that written notice of a shareholder’s intent to make a nomination for the election of directors be received by the Secretary of the Company not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of shareholders.

The Secretary will send a copy of the Company’s bylaws to any interested shareholder who requests them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 19, 2012 by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedule 13G reports filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on shares outstanding on March 19, 2012, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 18, 2012, which is 60 days after March 19, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Thomas D. Campion (1)	5,018,409	16.0%
Richard M. Brooks (2)	3,713,024	11.9%
Lynn K. Kilbourne (3)	237,525	*
Marc D. Stolzman (4)	18,942	*
Ford K. Wright (5)	215,662	*
William M. Barnum Jr. (6)	89,271	*
Gerald F. Ryles (7)	38,534	*
James M. Weber (8)	30,153	*
Matthew L. Hyde (9)	30,153	*
Sarah (Sally) G. McCoy (10)	4,037	*
Ernest R. Johnson (11)	4,087	*
Trevor S. Lang (12)	8,644	*
All Executive Officers and Directors as a group (12 persons)	9,408,441	29.7%
T. Rowe Price Associates, Inc. (13)	4,998,311	16.0%
Waddell & Reed Financial, Inc. (14)	2,440,816	7.8%

*	Less than one percent.

(1)	Includes shares of common stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.

(2)	Mr. Brooks is our CEO and a Director.

(3)	Consists of 54,931 shares of stock held by Ms. Kilbourne of which 25,716 shares are restricted and 182,594 vested stock options. Ms. Kilbourne is our President and General Merchandising Manager.

(4)	Consists of 18,942 shares of stock held by Mr. Stolzman of which 18,942 shares are restricted. Mr. Stolzman is our Chief Financial Officer and Secretary.

(5)	Consists of 63,791 shares of stock held by Mr. Wright of which 8,625 shares are restricted and 151,871 vested stock options. Mr. Wright is our Executive Vice President of Stores.

(6)	Consists of 65,271 shares of stock held by Mr. Barnum of which 2,165 shares are restricted and 24,000 vested stock options. Mr. Barnum is one of our directors.

(7)	Consists of 14,534 shares of stock held by Mr. Ryles of which 2,165 shares are restricted and 24,000 vested stock options. Mr. Ryles is one of our directors.

(8)	Consists of 16,153 shares of stock held by Mr. Weber of which 2,165 shares are restricted and 14,000 vested stock options. Mr. Weber is one of our directors.

(9)	Consists of 16,153 shares of stock held by Mr. Hyde of which 2,165 shares are restricted and 14,000 vested stock options. Mr. Hyde is one of our directors.

(10)	Consists of 4,037 shares of stock held by Ms. McCoy of which 2,165 shares are restricted. Ms. McCoy is one of our directors.

(11)	Consists of 4,087 shares of stock held by Mr. Johnson of which 2,487 shares are restricted. Mr. Johnson is one of our directors.

(12)	Consists of 8,644 shares of stock held by Mr. Lang. Mr. Lang is our former Chief Financial Officer, Chief Administrative Officer and Secretary. Mr. Lang resigned on June 1, 2011.

(13)	This information is based solely on a Schedule 13G/A filed February 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc. (which owns 2,296,011 shares, representing 7.3% of the shares outstanding), and T. Rowe Price Small-Cap Stock Fund, Inc. (which owns 1,608,900 shares, representing 5.1% of the shares outstanding) which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)	This information is based solely on a Schedule 13G/A filed February 14, 2012 by Waddell & Reed Financial, Inc. The securities reported on are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”). IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO. The business address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2011, all applicable Section 16(a) filing requirements were met, and that all such filings were timely except as follows. Late Form 4 reports were filed for Lynn K. Kilbourne, Trevor S. Lang and Ford K. Wright on March 21, 2011 for the reporting of an annual grant of restricted stock and stock options. In addition, a late Form 4 report was filed for non-employee director Ernest R. Johnson on July 7, 2011 for the reporting of an annual grant of restricted stock and a late Form 4 report was filed for Thomas D. Campion on March 1, 2012 for the reporting of a sale of common stock.

EXECUTIVE OFFICERS

As of the end of fiscal 2011 the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

Lynn K. Kilbourne, 49, has served as our President and General Merchandising Manager (“GMM”) since September 2008. Prior to September 2008 and since September 2004, Ms. Kilbourne served as our Executive Vice President and GMM. From July 1991 until May 2001, she was with Banana Republic, a subsidiary of Gap, Inc., in various senior management positions. After leaving Banana Republic, Ms. Kilbourne served as an independent consultant in the retail industry until she joined Zumiez in September 2004. Ms. Kilbourne holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from the Harvard University Graduate School of Business Administration.

Marc D. Stolzman, 45, has served as Chief Financial Officer and Secretary since August 2011. From June 2008 through November 2010, he had served as the Chief Financial Officer of Blue Nile Inc., a worldwide online retailer of diamonds and fine jewelry. From March 2007 until June 2008, Mr. Stolzman was the Chief Financial Officer of Imperium Renewables Inc, a company in the bio-diesel manufacturing and distribution business. Prior to Imperium, Mr. Stolzman was the Senior Vice President Finance and Business Development, International at Starbucks Coffee Company, a retailer, roaster and distributor of coffee and tea, from July 2003 until January 2007. Prior to that time, Mr. Stolzman held various finance and accounting positions at Starbucks, including CFO of its Japanese operations, since joining Starbucks in May 1994.

Ford K. Wright, 44, has served as our Executive Vice President of Stores since March 2007. From May of 2000 through February 2007 he served as the Director of Store Systems. From June 1994 through April 2000 Mr. Wright has served in Store, District and Regional Management positions. Prior to June of 1994 Mr. Wright was employed with Nordstrom. Mr. Wright has over 20 years experience in the retail and wholesale clothing industry.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s basis for competitive advantage is its culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all staff. The objective of the Company’s compensation discussion and analysis is to describe how, for the NEOs, the Company links its culture to compensation philosophy and then to compensation strategy; and, to explain how the Company executed its compensation strategy during the last year. While the discussion and analysis focuses on the NEOs in the compensation tables in this proxy statement, the Company links culture, compensation philosophy and compensation strategy throughout the organization from the seasonal sales person to each of the NEOs.

Value Creation Model

The following summary illustrates how the compensation philosophy and strategies are integrated with and derived from the Zumiez culture. This integrated approach supports long-term growth in shareholder value.

The Zumiez Culture

While every organization has a culture, even if it is a culture by default, the Company believes that the Zumiez culture is unique. The Company believes it is well defined, understood widely and thoroughly among all staff, reinforced and exemplified by leaders held accountable for doing so and integrated into the daily practices and processes throughout the business. The Company believes the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

•

Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls and procedures. This gives our managers throughout the organization the ability to impact their results creating increased accountability, clear measurements and a sense of ownership throughout the organization.

•

Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. We do this through a comprehensive training program, which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught internally by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

•

Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training and in how we recognize the successes of our employees throughout the organization.

•	Fairness and honesty—Along with our employees, we strive to be fair and honest in all of our relationships. This includes how we work with each other, our suppliers, our landlords and our customers.

Culture and Compensation Philosophy

The Zumiez culture guides how we manage our business and it permeates through our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as the Company’s financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees value working in this kind of environment.

The compensation committee believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes the Company an attractive investment for shareholders. To do so, the compensation committee believes the compensation program should offer compensation opportunities that:

•	are externally competitive with compensation paid by companies in the market for executive talent;

•	reward performance by linking compensation to quantitative and qualitative goals that the compensation committee believes is in the best long-term interest of shareholders;

•	drive long-term shareholder thinking by delivering a substantial portion of the NEOs compensation or wealth in the form of equity that is directly linked to our stock price;

•

are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed pay is less than average and the proportion of at-risk pay is greater than average when compared against the competitive market; and

•	for at-risk components of pay, are an effective balance between short-term and long-term mechanisms.

The compensation committee believes that at-risk components should result in compensation for the executive in proportion to and to the extent justified by performance. For Zumiez executives, “performance” means, first of all, doing the right things—achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders of staff; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior helps to support sustainable long-term creation of shareholder value.

The compensation committee intends to continually explore, consider and introduce enhanced or new compensation approaches and elements for NEOs as appropriate.

Compensation Goals and Strategy for NEOs

Simplicity and Transparency. The compensation committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, bonuses, Short-Term Cash Based Incentives and long-term equity awards. We refer to the combination of these as “total direct compensation.” The compensation committee does not use supplemental executive benefits and perquisites that are not also provided to all Company employees.

Attractive Compensation Opportunities. The compensation committee believes in and commits to planning for internal succession; however, the Company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It believes it must be positioned to bring in seasoned, proven individuals from within the industry and beyond who can perform the full scope of their roles from the time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the compensation committee works each year to:

•	Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.

•	Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.

•

Provide opportunities to earn stock incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus stock incentives) is above average should shareholders realize above average returns.

Pay-at-Risk. The compensation committee is committed to pay-at-risk. “Pay-at-risk” means compensation that is earned only upon clear evidence that the interests of shareholders have been served. By design, the proportion of each NEOs total direct compensation that is at risk is greater than what is typically observed in the marketplace. Conservative base salaries are combined with above-average cash and stock incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum total incentive compensation during the last three years, including fiscal 2011 when our earnings and balance of cash, cash equivalents and marketable securities were the highest in our history of being a public company.

Pay-for-Performance. The compensation committee believes pay-at-risk enables pay-for-performance. It allows major portions of total direct compensation to be paid only when short-term and long-term interests of shareholders have been met.

For short-term (annual) pay-for-performance for the NEOs as a group, the compensation committee has the following goals:

•

Drive alignment around three Company-wide measures of performance: (1) comparable store sales results, (2) product margin and (3) diluted earnings per share. The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives. We calculate these performance measures as follows:

•

Comparable store sales—We report “comparable store sales” based on net sales beginning on the first anniversary of the first day of operation of a new store. Our comparable store sales also include our ecommerce sales. Changes in our comparable store sales between two periods are based on net sales of stores which were in operation during both of the two periods being compared and, if a store is included in the calculation of comparable store sales for only a portion of one of the two periods being compared, then that store is included in the calculation for only the comparable portion of the other period. Any change in square footage of an existing comparable store, including remodels, does not eliminate that store from inclusion in the calculation of comparable store sales.

•

Product margin—Product margin is calculated as net sales less cost of goods sold, divided by our net sales. For purposes of this calculation, our net sales consist of revenue recognized upon purchase by our customers, net of actual sales returns, excluding shipping revenue. For purposes of this calculation, our cost of goods sold consist of the cost of goods purchased from our private label vendors, including importing and inbound freight costs, and the cost of goods purchased from third party manufacturers, sold to our customers.

•	Diluted earnings per share—Diluted earnings per share is calculated in accordance with GAAP.

•	Provide for the risk of zero annual Short-Term Cash Based Incentives payout should performance expectations not be met.

•

Average awards upon achievement of performance measures that, in the judgment of the board of directors, are in the best long-term interests of the shareholders, would be expected in light of industry, company size, company maturity, prevailing business conditions and any need to draw upon short-term earnings to fulfill strategic goals (such as growth, market share, or innovation).

•	Provide for pay-at-risk, i.e., performance expectations that are challenging, but achievable.

•	Proactively communicate to all NEOs performance expectations in order to establish clear incentive for achievement.

•	Provide for upside compensation potential results that are beyond Company expectations.

•	Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

•	Allow for flexibility to attract and retain executives.

For long-term pay-for-performance (long-term equity incentive), the compensation committee’s goal is to link the ultimate compensation amounts realized by NEOs directly and exclusively to the Company’s long-term common stock price change. To do so, the compensation committee makes use of stock-based awards for all NEOs (except as noted, below, under the section heading “The Compensation Decision-making Process”).

The compensation committee has used, and intends to make use of, both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The compensation committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the compensation committee’s judgment both the individual’s long-term track record of success and potential for long-term value-added future contributions.

Gain-based awards have widespread use and have upside potential that can be highly motivational. However, the compensation committee: (i) is aware that gain-based awards have no downside potential similar to that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards has been historically noted by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the compensation committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of full-value awards such as restricted stock. Therefore, the compensation committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages of gain-based awards. The mix of gain-based awards and full-value awards is evaluated annually by the compensation committee and adjusted based on input from the compensation consultant and the CEO, all in the context of the marketplace, our compensation philosophy, and what the compensation committee believes is in the best interest of the shareholders and the NEOs. The compensation committee also allows some deference to the CEO in the allocation between stock options and restricted stock, so long as the total compensation charge to the Company is equal to what was approved by the compensation committee.

Executive Officer Continuity. Undesirable, unanticipated or untimely departure of an executive officer is a risk to the Company that the compensation committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence and lost intellectual capital.

The compensation committee encourages executive officer continuity by granting stock awards to an NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with the Company for many years. Accordingly, if a NEO were to depart from the Company then he or she could forfeit substantial amounts of unrealized compensation.

Shareholder Mentality. We believe it is in the best interests of shareholders for Zumiez leaders to feel, think and act like shareholders, and to have a “shareholder mentality” as they go about envisioning, planning for and executing operations. The compensation committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez through annual equity grants.

Within this concept, through equity awards granted over time, each NEO of the Company has the ability to establish and maintain a valuable ownership in the Company.

Summary of the Elements of NEO Compensation

The compensation committee utilizes five primary elements for compensating NEOs:

•	Base Salary

•	Non-Equity Incentive Plan Compensation (“Short-Term Cash Based Incentives”)

•	Bonus

•	Stock Option Grants

•	Restricted Stock Grants

Total Pay Philosophy—Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all employees, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our NEOs. We believe our total pay practices motivate our executives to build long-term shareholder value.

Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual base salary rate is reviewed from time to time and at least annually by the compensation committee. Outside of the CEO, the review is based on recommendations of the CEO.

Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the compensation committee if target goals are achieved.

Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses, when awarded, are generally in addition to those earned from participating in Short-Term Cash Based Incentives and are considered in the executive’s total direct compensation. The intention is to pay such bonuses rarely and in modest amounts if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of shareholders.

Stock Option Grants are opportunities granted from time to time (usually annually or at the time of hiring) to an NEO to purchase Company common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual market price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with the Company.

Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at the time of hiring) to each NEO. The right to earn the stock is contingent upon continued employment over a period of time.

The compensation committee views the elements of total direct compensation for NEOs as an integrated orchestrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

Fiscal 2011—A Review of This Past Year

Zumiez achieved strong financial results in fiscal 2011. Our performance was outstanding compared to competitors in the mall and across our industry considering the backdrop of muted economic activity and a difficult consumer environment. The charts below show net sales and diluted earnings per share (“diluted EPS”) on a GAAP basis for fiscal 2010 and 2011 and the percentage growth in fiscal 2011.

We had strong momentum entering fiscal 2011 and expected our financial performance would continue to reflect increasing year over year performance in both net sales and diluted earnings per share. Considering the prior year performance and the plans in motion for fiscal 2011, the compensation committee granted salary increases to the NEOs to keep pay in line with the stated compensation philosophy and market data. The compensation committee adjusted the base salary of the CEO to reflect a salary consistent with the documented compensation structure. Previously, the CEO had been taking a salary that was below market due to his significant beneficial stock ownership; however, the compensation committee determined the base pay was not reflective of both the performance of the company, or the external market conditions and adjusted pay accordingly. Additionally, the compensation committee increased the base salary of the President and General Merchandising Manager to reflect additional responsibilities assigned during the year and on a go forward basis.

The compensation committee believes the compensation structure outlined in previous years is still relevant and appropriate, so the Short-term Cash Based Incentives and long-term equity incentives components of compensation were designed to follow the same methodology and is discussed in further detail below.

We believe the strong fiscal 2010 and fiscal 2011 results are due to focusing on long-term winning solutions and the unique business model and compensation structure that have been formed over many years. We continued to make key infrastructure and people investments during the “great recession,” in fiscal 2010 and fiscal 2011 that resonated with our customers. We believe that by making these key investments over many years and looking at financial results over a longer time horizon will provide a better long-term return for our investors; and since owned stock or stock based awards are the material component of our NEOs compensation and wealth creation, we believe our compensation structure aligns management’s and shareholders’ interests.

Due to our executive compensation programs emphasis on pay for performance and pay at risk, compensation awarded to the NEOs for fiscal 2011 reflected Zumiez’ strong results. As shown below, for the named executive officers as a group, excluding the Chairman and the CEO, pay at risk and performance-based pay for fiscal 2011 comprised an average of approximately 74% and 53%, respectively, of the total compensation as shown in the Summary Compensation Table. We have excluded our Chairman and CEO due to the difference in the compensation structure for the Chairman and CEO, who beneficially own 16.0% and 11.9% of the Company as of March 17, 2012, respectively, and have not received equity awards in the past five years as discussed further under the section heading, “The Compensation Decision-making Process.”

Fiscal 2012—A Look at the Upcoming Year

The United States economy has continued to show improvement in fiscal 2011 and entering fiscal 2012. We recognize many consumers continue to face challenging economic conditions and uncertainty in the job market. Further, as we enter fiscal 2012, consumers continue to confront both U.S. political and global economic news that cause concern in the retail environment; accordingly, we are planning the business in a conservative manner. The compensation committee evaluated compensation for fiscal 2012 with an eye toward balancing retention of key executive officers with our pay for performance principles and anticipated costs to the Company. With this in mind, the compensation committee kept the same elements of compensation for fiscal 2012 as the elements in place for fiscal 2011. As such, fiscal 2012 target total direct compensation consists of base salary, annual Short-Term Cash Based Incentives, bonus and long-term equity incentive compensation in the form of stock options awards and restricted stock awards. The compensation committee believes this combination of elements of compensation is the appropriate mix to motivate future performance, drive Company results and retain executive officers. The compensation committee will continue to evaluate both quantitative and qualitative performance results relative to internal goals and standards as well as industry averages when evaluating and determining total direct compensation rewards and opportunities for its NEOs.

Base Salary

In March 2011, the compensation committee met and reviewed the evaluations of the NEOs and the overall performance of the Company against three objective measures; (1) comparable store sales performance, (2) product margin and (3) diluted earnings per share. Based upon the strong performance of the Company in fiscal 2010 and the contributions of the NEOs towards achieving these results, the following base salaries for fiscal 2011 were awarded:

Executive Officer	Fiscal 2011 Base Salary (1)	Increase Over Prior Fiscal Year
Thomas D. Campion, Chairman of the Board	$306,600	16.8%
Richard M. Brooks, Chief Executive Officer and Director (2)	$613,200	133.6%
Lynn K. Kilbourne, President and General Merchandising Manager	$475,000	35.7%
Marc D. Stolzman, Chief Financial Officer and Secretary (3)	$310,000	—
Ford K. Wright, Executive Vice President of Stores	$270,100	20.0%
Trevor S. Lang, former Chief Financial Officer, Chief Administrative Officer and Secretary (4)	$312,600	6.9%

(1)	Reflects annualized base salary as of the fiscal year end, with the exception of Mr. Lang as noted below. Refer to the Summary Compensation Table for actual base salary paid in fiscal 2011.

(2)

The decision to increase Mr. Brooks’ base salary 133.6% over the prior fiscal year was made by the compensation committee in order to bring Mr. Brooks’ base salary closer to the 40th percentile competitive target, which is in line with the Company’s overall compensation philosophy, the strong financial performance of the Company in fiscal 2010 and in light of Mr. Brooks’ contributions to the Company over the last 18 years.

(3)	Mr. Stolzman was hired as the Company’s Chief Financial Officer and Secretary effective August 8, 2011.

(4)	Mr. Lang resigned as the Company’s Chief Financial Officer, Chief Administrative Officer and Secretary effective June 1, 2011.

The compensation committee sets executive base salaries at levels it believes are competitive based on each individual executive’s role and responsibilities. The compensation committee reviews base salaries for executive officers at the time of hire and thereafter on an annual basis. The compensation committee may also review base salary at the time of promotion or other significant changes in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. When reviewing each executive’s base salary, the compensation committee considers the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions based on analysis of the competitive market. Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median (at the 40th percentile) for comparable positions based on analysis of the competitive market.

Short-Term Cash Based Incentives

In March 2011, the compensation committee approved the terms of the fiscal 2011 Short-Term Cash Based Incentives. Our NEOs Short-Term Cash Based Incentives are targeted at approximately 0.3% of sales and 0.5% of sales at maximum payout. The Short-Term Cash Based Incentives is appropriate to provide for increased payouts due to the significant shareholder returns commonly generated by above-target comparable store sales, product margin and diluted earnings per share performance. The compensation committee has the discretion under the plan to reduce the awards paid under the plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved. All of our executives are subject to our Executive Compensation

Recovery Policy, which further mitigates excessive risk taking. No payouts are made until audited financial results are received, reviewed and approved by the audit committee at our March meeting after our fiscal year has ended.

For each of the three performance measures, comparable store sales, product margin and diluted earnings per share, the compensation committee established performance thresholds for the NEOs. The first threshold relates to a minimum acceptable level of financial performance. Each succeeding threshold is designed to reward the NEOs based upon the improved financial performance of the business. The first threshold is the target threshold. The thresholds above the target threshold each pay out a higher percentage of base salary culminating in the top threshold, which is designed as a stretch challenge. The compensation committee believes these goals are not easily achieved; in the last six years, no NEO has achieved all three of the stretch challenge measurement goals. The following table shows the performance thresholds for each measure for fiscal 2011:

	Performance Threshold
Objective Measure	1	2	3	4
	Target
Comparable Store Sales Growth	6.3%	8.5%	11.0%	13.0%
Product Margin Improvement	Last year minus	Last year minus	Last year plus	Last year plus
	0.4%	0.2%	0.0%	0.2%
Diluted Earnings Per Share	$0.97	$1.04	$1.14	$1.22
Diluted Earnings Per Share Growth	22.8%	31.6%	44.3%	54.4%

The following table represents the percentage of the respective NEOs base salary that will be earned upon achievement of the performance thresholds (“Threshold Percentage”):

	Performance Threshold
Executive Officer	1	2	3	4
Thomas D. Campion, Chairman of the Board	65%	98%	114%	130%
Richard M. Brooks, Chief Executive Officer and Director (1)	90%	135%	158%	180%
Lynn K. Kilbourne, President and General Merchandising Manager	70%	105%	123%	140%
Marc D. Stolzman, Chief Financial Officer and Secretary	65%	98%	114%	130%
Ford K. Wright, Executive Vice President of Stores	60%	90%	105%	120%
Trevor S. Lang, former Chief Financial Officer, Chief Administrative Officer and Secretary	70%	105%	123%	140%

(1)	The decision to increase the percentage of Mr. Brooks’ base salary that will be earned upon achievement of the performance thresholds compared to the prior fiscal year was made by the compensation committee in order to bring Mr. Brooks’ total cash compensation opportunity (base salary plus Short-Term Cash Based Incentive target) closer to the 50th percentile competitive target, which is in line with the Company’s overall compensation philosophy, the strong financial performance of the Company in fiscal 2010 and in light of Mr. Brooks’ contributions to the Company over the last 18 years.

The threshold percentages in the table above are multiplied by the percentages in the following table for each performance threshold achieved (“Objective Measure Weighting Percentage”). The compensation committee weights each threshold for each of the NEOs based upon that individual’s ability to impact the measure. For example, our Executive Vice President of Stores is more heavily weighted on the comparable store sales objective measure, while our President and General Merchandising Manager is more heavily weighted on product margin.

	Objective Measure
Executive Officer	Comparable Store Sales	Diluted Earnings Per Share Growth	Product Margin
Thomas D. Campion, Chairman of the Board	30%	40%	30%
Richard M. Brooks, Chief Executive Officer and Director	30%	40%	30%
Lynn K. Kilbourne, President and General Merchandising Manager	30%	40%	30%
Marc D. Stolzman, Chief Financial Officer and Secretary	30%	50%	20%
Ford K. Wright, Executive Vice President of Stores	40%	40%	20%
Trevor S. Lang, former Chief Financial Officer, Chief Administrative Officer and Secretary	30%	50%	20%

Therefore, for each performance threshold achieved, the calculation of the Short-Term Cash Based Incentive earned is as follows:

Base Salary ($) x Threshold Percentage x Objective Measure Weighting Percentage

The level two performance threshold for comparable store sales growth of 8.5%, the level four performance threshold for product margin improvement of last year plus 0.2% and the level three performance threshold for diluted earnings per share of $1.14 was achieved for fiscal 2011. Short-Term Cash Based Incentive awards for meeting these achievements were paid to the NEOs for fiscal 2011 in March 2012. The Short-Term Cash Based Incentives target and compensation paid to the NEOs for fiscal 2011 are as follows:

Executive Officer	Short-Term Cash Based Incentive Compensation Target	Short-Term Cash Based Incentive Compensation Paid
Thomas D. Campion, Chairman of the Board	$199,290	$348,758
Richard M. Brooks, Chief Executive Officer and Director	$551,880	$965,790
Lynn K. Kilbourne, President and General Merchandising Manager	$332,500	$581,875
Marc D. Stolzman, Chief Financial Officer and Secretary (1)	$96,875	$165,200
Ford K. Wright, Executive Vice President of Stores	$162,060	$275,502
Trevor S. Lang, former Chief Financial Officer, Chief Administrative Officer and Secretary (2)	$218,820	$—

(1)	Mr. Stolzman was hired as the Company’s Chief Financial Officer and Secretary effective August 8, 2011 and received a Short-Term Cash Based Incentive compensation prorated based on the length of service in fiscal 2011. Mr. Stolzman’s Short-Term Cash Based Incentive compensation target on an annualized basis was $201,500.

(2)	Mr. Lang resigned as the Company’s Chief Financial Officer, Chief Administrative Officer and Secretary effective June 1, 2011 and did not receive Short-Term Cash Based Incentive compensation for fiscal 2011.

Bonus

While we continue to open new stores and invest for the future, and have been for many years, the compensation committee recognizes uncertain economic environment that has negatively impacted virtually every industry including consumer discretionary spending businesses and the Company. We believe that our current strong capital position, as evidenced by our cash and net working capital, reflect the strength of the Company now and its prospects for successfully navigating this economic cycle.

The economic challenges that caused the “great recession” of 2008 and 2009 and its lingering effect in the current economy have placed an important emphasis on maintaining strong working capital balances that provide for adequate liquidity while balancing the need to allocate capital to drive increased returns on that capital. Additionally, due to the uncertainty that exists around the fragile state of the economy, there was a wide range of possible financial performance outcomes for the Company in fiscal 2011. This variability makes setting targets for Short-Term Cash Based Incentives difficult. The compensation committee also recognizes that in this environment preserving the Company’s strong financial position and retaining key management is critical to its long-term success. For these reasons, the compensation committee established a discretionary bonus pool for fiscal 2011 of up to 20% of each NEOs base salary in order to reward each NEO for preserving the Company’s strong capital position while still maintaining the Company’s historical approach to setting targets for our Short-Term Cash Based Incentives. The amount of the bonus was set below the historical minimum for the Short-Term Cash Based Incentives, but meaningfully enough to reward the NEOs for achieving the goals set forth below. In evaluating capital preservation, the compensation committee considers the NEOs performance in collectively managing the following:

•	Cash and marketable securities position at year-end versus plan and prior year.

•	Working capital versus plan and prior year.

•	Capital spending versus plan and prior year.

•	Operating income and diluted earnings per share performance for the year versus plan and the prior year.

•	The current year’s performance relative to driving long-term value creation.

As was the case this year, with respect to discretionary bonuses, in the event that the Company achieves any one of its Short-Term Cash Based Incentive thresholds (described under the heading “Short-Term Cash Based Incentives,” above) for any performance metric, the compensation committee, at its discretion, may choose to grant a lesser bonus or none at all. Since the Company met fiscal 2011 performance thresholds (as defined above) and earned Short-Term Cash Based Incentives the compensation committee elected not to award any bonus and no bonus was paid to the NEOs.

Long-Term Equity Incentives

The compensation committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. The compensation committee continues to believe in the importance of equity compensation for all executive officers and issues equity incentives broadly through the management population.

Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives should plan for their retirement substantially through potential wealth accumulation from equity gains.

Long-term equity incentive awards are determined through a combination of the Company’s performance, execution of our total compensation strategy of rewarding executives and providing a foundation for wealth building. Our stock option awards generally have a ten-year term and typically vest 25% per year. Our restricted stock awards generally vest 33% per year.

The compensation committee met in March 2011 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the compensation committee’s deliberations, the following equity incentive awards were granted:

Executive Officer	Restricted Stock Grants	Stock Option Grants
Thomas D. Campion, Chairman of the Board	—	—
Richard M. Brooks, Chief Executive Officer and Director	—	—
Lynn K. Kilbourne, President and General Merchandising Manager	10,000	16,290
Marc D. Stolzman, Chief Financial Officer and Secretary (1)	14,993	50,675
Ford K. Wright, Executive Vice President of Stores	4,780	7,780
Trevor S. Lang, former Chief Financial Officer, Chief Administrative Officer and Secretary	6,460	10,530

(1)	Mr. Stolzman was hired as the Company’s Chief Financial Officer and Secretary effective August 8, 2011 and received an initial grant of restricted stock of 14,993 and an initial grant of stock options of 50,675 in connection with his joining the Company. When establishing the amount of this initial grant, the compensation committee considered competitive practices for new hire grants at the senior executive level; Mr. Stolzman’s experience; his level of responsibility; his expected value to the business; the fair value and cost impact of the awards; the amount of the awards in relation to those granted to our other NEOs; and, negotiations with Mr. Stolzman.

The compensation committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company’s shareholders.

Equity Grant Timing Practices. All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. Regular annual grants for employees are approved at the March compensation committee and board meetings, and the grant date for such annual grants is generally the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March board meeting for new hires and promotions.

Executive Compensation and Change in Net Wealth of Zumiez Stock Compare to Total Shareholder Return and Diluted Earnings Per Share Performance

The following summary charts illustrate, over the previous five fiscal years, the relationship of the percentage change in executive compensation earned and change in net wealth of Zumiez stock value (“NEO Compensation and Wealth”) to total shareholder return and diluted earnings per share performance. For a discussion of how NEO Compensation and Wealth, total shareholder return and diluted earnings per share performance are calculated, please refer to the footnotes of these charts. Additionally, refer to our Summary Compensation Table for a summary of executive compensation calculated in accordance with SEC rules and regulations.

Chairman and Chief Executive Officer (1)

Other NEOs (4)

(1)	We have shown the comparison of our Chairman of the Board and Chief Executive Officer value to performance separately from the other NEOs due to the difference in the compensation structure for the Chairman and CEO (who beneficially own 16.0% and 11.9% of the Company as of March 19, 2012, respectively, and have not received equity awards in the past five years).

(2)	NEO Compensation and Wealth is calculated based on (1) the cash compensation earned during the fiscal year (Salary, Bonus and Non-Equity Incentive Plan Compensation from the Summary Compensation Table), (2) all other compensation received during the fiscal year (All Other Compensation from the Summary Compensation Table), (3) the change in the ending value of owned stock, stock awards granted and in-the-money stock option awards and (4) realized gains on sales of stock.

(3)	Total shareholder return is measured by the percentage change in stock price as of the end of the fiscal year; diluted earnings per share (“diluted EPS”) performance is measured by the percentage change in annual diluted earnings per share.

(4)	This chart does not include Mr. Stolzman as he was hired in August 2011 and therefore does not have a percentage change in NEO Compensation and Wealth from the prior year. Additionally, we have removed the NEO Compensation and Wealth for Mr. Lang from the chart as he resigned from the Company in June 2011. The NEO Compensation and Wealth for Mr. Wright begins in March 2007, when he was named an executive officer of the Company.

Who is Involved in Compensation Decisions for NEOs

The role of the compensation committee—The compensation committee oversees and governs the compensation of the NEOs. The compensation committee is currently composed of three independent outside directors. Its top priority is aligning the interests of the NEOs with those of shareholders and motivating them in the most effective manner possible to create maximum long-term shareholder value. The compensation committee’s responsibilities are to:

•	Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.

•	Approve and oversee group and individual compensation plans designed to fulfill Company philosophy and strategy.

•	Develop, recommend and justify to the board all compensation decisions and actions for the CEO.

•	Review and approve all compensation decisions and actions for other NEOs.

•	Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.

•	Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.

•	Review total compensation compared to compensation opportunities and practices in the competitive market for executive talent.

•	Evaluate the enterprise risk associated with all forms of compensation.

•	Appoint, determine the funding for, and oversee the independent compensation consultant.

The role of NEOs—The NEOs, and in particular the CEO, provide and explain information requested by the compensation committee and are present at compensation committee meetings as requested by the compensation committee. The NEOs are not present during deliberations or determination of their respective compensation. On behalf of the compensation committee, the CEO has the following specific responsibilities:

•	Develop, recommend and justify, to the compensation committee, compensation decisions and actions for NEOs other than the CEO.

•

Develop, recommend and justify, to the compensation committee, any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

•	Report, to the compensation committee, experiences with the compensation program for NEOs and present any perceived opportunities for improvement.

•	Communicate appropriate information about the compensation committee’s actions and decisions to the other NEOs.

The role of external advisors—At the compensation committee’s discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

•	Provide research, analysis and expert opinions, on an as-requested basis, to assist the compensation committee in education, deliberations and decision-making.

•	Maintain independence from the management of the Company.

•	Interact with members of management only with the approval of the chair of the compensation committee.

All external advisors are engaged directly by the compensation committee and independently of the management of the Company.

The compensation committee periodically engages a compensation consultant, Ascend Consulting, to work with the compensation committee on its compensation deliberations. During fiscal 2011, the compensation committee asked the consultant to review the alignment of the Company’s culture with its compensation philosophy, provide an assessment of compensation levels and advise the compensation committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The compensation committee and the Company believe the compensation consultant is independent of the Company and management.

The role of outside counsel—The compensation committee consults with outside legal counsel to advise on its deliberations. Outside legal counsel attends compensation committee meetings as deemed appropriate by the compensation committee and is also available between compensation committee meetings to advise the compensation committee.

The Compensation Decision-making Process

The compensation committee gathers together information to help it assess compensation for the NEOs, including:

•

Tally sheets—The Company uses tally sheets for each of the NEOs to summarize the significant components of compensation. At Zumiez, the components of compensation primarily include base salary, Short-Term Cash Based Incentives, bonuses, equity incentives, 401K discretionary match and merchandise discounts. The tally sheets are compared to targeted total compensation. The tally sheets are used to help prepare the tables that follow this compensation discussion and analysis.

•

Competitive Compensation Analysis—At the compensation committee’s direction, the compensation consultant developed and delivered analysis of competitive compensation for each NEO position. Analysis was performed using publicly-available information on executive pay levels compiled from the most recently available proxy statements of publicly-held companies. The focus was on selected samples of retail companies that best reflect the Company’s competitive market for executive talent: those of similar size, business profile and executive compensation practices. Supplemental analyses for the retail sector as a whole and across business sectors in both the Pacific Northwest and nationwide were also conducted. These, along with application of generally accepted methods of statistical analysis, helped ensure the accuracy, validity, reliability and defensibility of results. On the basis of this rigorous approach, the compensation consultant provided expert opinions and conclusions to the compensation committee about targets for base salary, Short-Term Cash Based Incentives and long-term equity incentives for the Company’s NEO roles. The committee used this information to ensure that the Company’s stated philosophy and strategy for aligning executive compensation opportunities with the competitive market has been and continues to be fulfilled.

•

Fiscal 2011 results—The compensation committee has access to the Company’s fiscal 2011 operating plans and budgets as approved by the board of directors in March 2011. Management updates the compensation committee and the board on actual performance compared to budgets and summarizes for the compensation committee how the Company and the NEOs performed against the performance targets.

•

Fiscal 2012 operating and financial plans—The compensation committee also receives the Company’s operating plan and budgets for fiscal 2012 as approved by the Company’s board of directors. The compensation committee uses this information to help establish performance targets for the upcoming fiscal year.

•

Audited results—The compensation committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

•

Wealth creation schedules—The compensation committee requests that management prepare wealth creation schedules for each NEO showing accumulated equity (both vested and unvested), the amount of vested equity awards exercised and the related pre-tax proceeds.

•

Performance of teen specialty retailers—The compensation committee requests that management prepare a schedule for a group of teen retailers comparing comparable-store sales results for the last four fiscal years and the percentage change in diluted earnings per share comparing the most recent year-end results to the previous year. The teen retailers include: Abercrombie & Fitch, Aeropostale, American Eagle, Hot Topic and Pacific Sunwear. The group was selected because they are generally considered to be leading lifestyle retailers in the teen market. All of the information for these retailers was summarized from publicly available date. The compensation committee compares the Company’s relative performance as an additional data point understanding that all of these companies are larger and may have significantly different business models with significantly different growth profiles.

•

Evaluations—The compensation committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The compensation committee chair solicits the full membership of the board for feedback on the CEO’s performance and prepares the CEO’s annual evaluation for review by the full compensation committee.

The compensation committee thoroughly and systematically reviews and discusses all information submitted. It asks management to clarify and supplement as appropriate. The committee then works with its consultant to determine fair and competitive compensation awards and opportunities for each of the NEOs.

The compensation committee currently structures the NEO compensation program to:

•	Provide conservative (40th percentile) base salary opportunities against the Company’s competitive market for executive compensation talent.

•	Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against the competitive market.

•

Provide long-term equity-based awards at the 50th percentile when compared to competitive practices for comparable roles. In the case of our Chairman and our CEO who beneficially own 16.0% and 11.9% of the Company, respectively, the compensation committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders. Because of this, neither our Chairman nor our CEO has received equity grants for the last five years.

The compensation committee evaluates this approach to total direct compensation on an annual basis to best maintain alignment of the interests of NEO’s with the long-term economic interests of shareholders, given the maturity, complexity and size of the business. Included is a thorough review of the approach to the Chairman and CEO, where the committee reserves the right to provide additional equity-based awards to the incumbents if it determines doing so is in the best interests of shareholders and/or is needed to best reflect competitive practices.

During its deliberations, the compensation committee also considers:

•	Long-term wealth accumulation—the accumulated wealth from previous equity incentives granted to each NEO.

•	Internal pay equity—the relationship between the compensation of our CEO and the other NEOs, as well as staff at-large.

There is discretion inherent in the compensation committee’s role of establishing compensation for the NEOs. The compensation committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company’s business: comparable store sales, product margin and diluted earnings per share. These three measures have historically been used exclusively to determine the Short-Term Cash Based Incentives and are also key considerations in determining changes to base salary and long-term equity incentive awards. Some discretion is used by the compensation committee in evaluating the qualitative performance of the NEOs in determining base salary adjustments and payment of discretionary bonuses. Some discretion is also used in the granting of long-term equity incentive awards to help NEOs build wealth through ownership of Zumiez stock. However, in all of these uses of discretion the compensation committee is also governed by the overall compensation philosophy; and, is guided by explicit competitive targets and ranges of reasonableness.

In making its final decisions, the committee works to ensure that all outcomes are thoroughly justifiable and defensible as well as fair and effective from all critical perspectives: those of the full board, shareholders, objective external experts and the NEOs themselves.

Advisory Vote on Executive Compensation. In May of 2011 the shareholders of the Company approved the Company’s executive compensation in an advisory vote with 99.7% of the votes being cast in favor of the Company’s executive compensation. The compensation committee viewed this vote as strong support for its executive compensation decisions and policies and, accordingly, it did not consider making changes to its executive compensation decisions and policies in response to this advisory shareholder vote.

Enterprise Risk and Compensation

The compensation committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The compensation committee aligns executive compensation with shareholder interests by placing a majority of total compensation “at risk,” and increasing the amount of pay that is “at risk” as the executives achieve higher levels of performance. “At risk” means the executive will not realize value unless performance goals are attained. The short-term incentives are tied to easily measureable financial metrics that the compensation committee believes are consistent, transparent and drive shareholder value; that is, comparable store sales, product margin and diluted earnings per share. The majority of the long-term based compensation vests over several years and is not tied to specific financial metrics. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, the compensation committee believes an appropriate balance exists between rewarding performance without excessive risk taking. In addition the compensation committee believes the short-term incentives in place that are tied to financial performance do not provide excessive risk to the Company as they are capped at no more than 180% of base pay for our CEO, 140% for our President and GMM, 130% for our Chairman and current CFO and 120% for our Executive Vice President of Stores. The compensation committee believes that the overall executive compensation policy contains less than a ‘reasonable likelihood’ of material risk.

Employment Agreements

No employees of the Company have employment agreements and all employees are “at will.”

Tax Implications

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct certain compensation over $1.0 million paid to the executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The compensation committee believes that it is generally in the Company’s best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will either be under the $1.0 million limit, eligible for exclusion (such as stock options) under the $1.0 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the compensation committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1.0 million level. In order for one element of NEO compensation, Short-Term Cash

Based Incentive awards (discussed earlier in the Compensation Discussion and Analysis), to be eligible for exclusion under the Section 162(m) $1.0 million limit for fiscal 2012 and beyond, the compensation committee has approved, and has recommended that the Company’s shareholders approve, the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan. Please see Proposal 2 for further information on this topic.

Advisory Vote on Executive Compensation

We provided the Company’s shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers at our 2011 Annual Meeting of Shareholders. As noted above under the section heading “The Compensation Decision-making Process,” the result of this advisory shareholder vote was 99.7% of votes cast approved the compensation of our named executive officers.

Additionally, at our 2011 Annual Meeting of Shareholders, we provided the Company’s shareholders with the opportunity to indicate their preference on how frequently we should seek an advisory vote on the compensation of our named executive officers, with the option for every “1 Year,” every “2 Years,” or every “3 Years.” The result of this advisory vote was 58.9% of votes cast were in favor of an advisory vote on executive compensation every three years. Based on the board of directors’ recommendation for a frequency of three years and the voting results with respect to the frequency of future advisory votes on executive compensation, the board of directors determined that it will include in the annual shareholder meeting proxy materials a shareholder vote on executive compensation every three years until the next required vote on frequency of advisory votes on executive compensation. Therefore, the next advisory vote on executive compensation will occur at the 2014 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ryles, Weber and Barnum currently serve as members of the compensation committee. Mr. Ryles was appointed to the compensation committee on May 25, 2011, replacing Ms. McCoy. No member of the compensation committee was at any time during fiscal 2011 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person in the section “Certain Relationships and Related Transactions.” No executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2011.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gerald F. Ryles, Chairman

James M. Weber

William M. Barnum

The compensation committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation committee report by reference therein.

PROPOSAL 2

APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE CRITERIA UNDER THE EXECUTIVE OFFICER NON-EQUITY INCENTIVE PLAN

Shareholders are being asked to approve the material terms of the performance goals that may apply to awards under the Executive Officer Non-Equity Incentive Plan (the “Plan”). This approval is necessary to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain executive officers under Section 162(m) of the Internal Revenue Code (the “Code”).

Background

The board of directors, upon recommendation by the compensation committee, has approved the Plan for the Company’s executive officers to govern the award and payment of the Short-Term Cash Based Incentive awards to the Company’s executive officers, effective for fiscal 2012. The material terms of the performance criteria under the Plan are being submitted to the shareholders for approval so that payments under the Plan can qualify for deductibility for federal income tax purposes. As discussed above under the section heading, “Tax Implications,” Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to certain of the executive officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation is paid at least once every five years. The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria on which the goals may be based and (3) the maximum amount payable to an employee upon attainment of a goal.

Summary of the Plan

Eligible employees. Awards under the Plan may be granted to executive officers of the Company.

Business Criteria/Performance Goals. Under the Plan, awards will be subject to the satisfaction of one or more performance goals. The compensation committee will determine performance goals, which will be designed to support the Company’s business strategy and align executives’ interest with shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m), performance goals will be based on one or more of the following Company-wide measures of performance:

•	Comparable store sales

•	Product margin

•	Diluted earnings per share

•	Unit growth

•	Cash flow

•	Return on equity

•	Return on assets

•	Shareholder return

•	Working capital

•	Pre-tax income

•	Operating margin

The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives. Awards under the Plan will be payable upon the achievement during each performance period (which is the Company’s fiscal year) of specified objections. Within 90 days after the beginning of each performance period, the compensation committee will establish the performance goals and the target amount of the award that will be earned if the performance goals are achieved, including the method by which such amounts will be calculated.

At the compensation committee’s discretion, any of these performance goals may differ by participant and may be used to measure the performance of the Company as a whole or any business unit or division of the Company, and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The performance goals may also include any derivations of the above-referenced measures.

The compensation committee may provide, no later than 90 days after the beginning of the applicable performance period and while the outcome is substantially uncertain, that any evaluation of performance with respect to the performance goals for the performance period will include or exclude any one or more of the following events that occurs during the performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any other significant events or circumstances that the Committee determines would render the performance goals unsuitable.

Maximum Amount Payable. The maximum amount that may be paid under the Plan to any participate for one performance period is $2,500,000.

Administration. The Plan will be administered by the compensation committee.

Amendment and Termination. The compensation committee may amend or termination the Plan, or any part thereof, at any time and for any reason. Certain amendments may not be effective without shareholder approval.

The principal provisions of the Plan are summarized above. The summary is qualified in its entirety by reference to the actual Plan, a copy of which is attached to the electronic copy of the Proxy Statement filed with the SEC and may be accessed from our investor relation’s website at http://ir.zumiez.com. In addition, a copy of the Plan, for which shareholder approval is being sought for the material terms of the performance criteria under the Plan, may be obtained upon written request to: Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

New Plan Benefits. As benefits under the Plan are based on financial and other performance in the future, the amount of benefits payable to specific participants is not determinable at this date. On March 5, 2012, subject to shareholder approval of the Plan, the compensation committee set target awards and corresponding performance targets for the Company’s named executive officers for fiscal 2012 as set forth in the table below:

Executive Officer Non-Equity Incentive Plan
Executive Officer	Target Dollar Value ($)
Thomas D. Campion, Chairman of the Board	$199,300
Richard M. Brooks, Chief Executive Officer and Director	$568,350
Lynn K. Kilbourne, President and General Merchandising Manager	$391,400
Marc D. Stolzman, Chief Financial Officer and Secretary	$207,500
Ford K. Wright, Executive Vice President of Stores	$180,900

Performance metrics for fiscal 2012 consist of comparable store sales, product margin and dilutive earnings per share growth for the NEOs. In addition to the targeted performance goals, the compensation committee set minimum threshold and maximum cap values for each performance metric, so that final payments may range from $0 to 200% of the target award amounts.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. Recipients of awards should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Participants will recognize ordinary compensation income when any cash amounts are paid under the Plan. Subject to any limitations under Section 162(m) of the Code, the Company generally will be entitled to a deduction equal to the amount of ordinary income that a participant is required to recognize; however, there can be no guarantee that amounts payable under the Executive Officer Non-Equity Incentive Plan will be treated as qualified performance-based compensation under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA UNDER THE EXECUTIVE OFFICER NON-EQUITY INCENTIVE PLAN.

Summary Compensation Table

The following table shows all compensation for fiscal 2011, 2010 and 2009 awarded to, earned by, or paid to our CEO, our CFO and our other three most highly paid executive officers, as well as our former Chief Financial Officer and Chief Administrative Officer. These executive officers are referred to as “NEOs.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Thomas D. Campion	2011	305,752	—	—	348,758	8,646	663,156
Chairman of the Board	2010	262,500	—	—	252,656	6,363	521,519
	2009	262,500	—	—	105,000	2,512	370,012

Richard M. Brooks	2011	606,456	—	—	965,790	8,248	1,580,494
Chief Executive Officer	2010	262,500	—	—	252,656	9,100	524,256
and Director	2009	262,500	—	—	105,000	4,808	372,308

Lynn K. Kilbourne	2011	472,596	253,100	248,911	581,875	5,092	1,561,574
President and General	2010	350,000	134,610	204,512	505,313	613	1,195,048
Merchandising Manager	2009	350,000	113,520	233,200	210,000	861	907,581

Marc D. Stolzman (5)	2011	143,077	300,010	599,992	165,200	7,741	1,216,020
Chief Financial Officer and Secretary

Ford K. Wright	2011	269,233	120,982	118,878	275,502	5,848	790,443
Executive Vice	2010	225,000	114,419	176,792	235,125	9,864	761,200
President of Stores	2009	225,000	79,120	233,200	74,250	6,250	617,820

Trevor S. Lang (6)	2011	121,282	163,503	160,898	—	112	445,795
former Chief Financial Officer, Chief	2010	292,500	130,764	196,504	394,144	8,092	1,022,004
Administrative Officer and Secretary	2009	262,500	106,640	233,200	110,250	4,503	717,093

(1)	This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2011, 2010 and 2009 Form 10-K. Information regarding the restricted stock awards granted to the NEOs during fiscal 2011 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(2)	This column represents the aggregate grant-date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2011, 2010 and 2009 Form 10-K. Information regarding the stock option awards granted to our NEOs during 2011 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(3)	The amounts set forth in this column were earned during fiscal 2011, 2010 and 2009 and paid in early fiscal 2012, 2011 and 2010 respectively, to each of the NEOs under our executive Short-Term Cash Based Incentives. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives.” Information regarding the threshold, target and maximum estimated future payouts under non-equity incentive plan awards is set forth in the Grants of Plan-Based Awards Table.

(4)	All Other Compensation includes the amount of Company 401K employer match contributions and merchandise discounts, which are widely available to all qualified employees. Included in Mr. Stolzman’s All Other Compensation for fiscal 2011 is $5,576 of COBRA premiums we paid for Mr. Stolzman and his eligible dependents.

(5)	Mr. Stolzman was hired as the Company’s Chief Financial Officer and Secretary effective August 8, 2011. His fiscal 2011 base salary was $310,000 on an annualized basis.

(6)	Mr. Lang was our Chief Financial Officer and Secretary from June 2007 to April 2010 and Chief Financial Officer, Chief Administrative Officer and Secretary from April 2010 to June 2011. His fiscal 2011 base salary was $312,600 on an annualized basis. As a result of his termination of employment, Mr. Lang forfeited 109,992 in stock options with a grant date fair value of $1,633,490 and 19,409 in unvested restricted stock with a grant date fair value of $410,332.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2011. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive Short-Term Cash Based Incentives plan discussed previously.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas D. Campion		199,290	199,290	398,580
Chairman of the Board

Richard M. Brooks		551,880	551,880	1,103,760
Chief Executive Officer and Director

Lynn K. Kilbourne		332,500	332,500	665,000
President and General	3/14/2011				10,000			253,100
Merchandising Manager	3/14/2011					16,290	25.31	248,911

Marc D. Stolzman (6)		96,875	96,875	193,750
Chief Financial Officer	8/15/2011				14,993			300,010
and Secretary	8/15/2011					50,675	20.01	599,992

Ford K. Wright		162,060	162,060	324,120
Executive Vice	3/14/2011				4,780			120,982
President of Stores	3/14/2011					7,780	25.31	118,878

Trevor S. Lang (7)		218,820	218,820	437,640
former Chief Financial Officer, Chief	3/14/2011				6,460			163,503
Administrative Officer and Secretary	3/14/2011					10,530	25.31	160,898

(1)	These columns show what the potential payout for each NEO was under the executive Short-Term Cash Based Incentives for fiscal 2011 if the threshold, target or maximum goals were satisfied for all performance measures. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives” and the Summary Compensation Table for amounts earned by the NEOs in fiscal 2011.

(2)	This column shows the number of shares of restricted stock granted in fiscal 2011 to the NEOs. The restricted stock awards for Ms. Kilbourne, Mr. Wright and Mr. Lang vest over a three-year period in equal annual installments beginning on the first anniversary date of the grant. The restricted stock award for Mr. Stolzman vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of restricted stock awards is set forth in the Summary Compensation Table.

(3)	This column shows the number of stock options granted in fiscal 2011 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of stock option awards is set forth in the Summary Compensation Table.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the grant date indicated.

(5)	This column represents the aggregate grant-date fair value of restricted stock and stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note Two (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2011 Form 10-K. These amounts reflect the Company’s accounting expense for these stock option and restricted stock awards to be recognized over the vesting period of the grants, and do not correspond to the actual value that will be recognized by the NEO.

(6)	Mr. Stolzman was hired as the Company’s Chief Financial Officer and Secretary effective August 8, 2011 and received a Short-Term Cash Based Incentive compensation prorated based on the length of service in fiscal 2011. Mr. Stolzman’s Short-Term Cash Based Incentive compensation target on an annualized basis was $201,500 and his Short-Term Cash Based Incentive compensation maximum on an annualized basis was $403,000.

(7)	Mr. Lang forfeited 109,992 of stock options and 19,409 of unvested restricted stock upon termination of his employment on June 1, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option awards and restricted stock awards for the NEOs at January 28, 2012. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. The market value of the restricted stock awards is based on the closing market price of our stock on January 28, 2012, which was $28.33.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas D. Campion	—	—		—	—	—		—
Chairman of the Board

Richard M. Brooks	—	—		—	—	—		—
Chief Executive Officer and Director

Lynn K. Kilbourne	8,971	—	(1)	3.87	9/9/2014	—		—
President and General	40,000	—	(2)	27.31	3/9/2016	—		—
Merchandising Manager	32,000	8,000	(3)	35.85	3/13/2017	—		—
	30,000	10,000	(4)	14.00	3/12/2018	—		—
	27,500	27,500	(5)	6.88	3/16/2019	—		—
	4,150	12,450	(6)	19.23	3/15/2020	—		—
	—	16,290	(7)	25.31	3/14/2021	—		—
	—	—		—	—	8,170	(8)	231,456
	—	—		—	—	5,500	(9)	155,815
	—	—		—	—	4,666	(10)	132,188
	—	—		—	—	10,000	(11)	283,300

Marc D. Stolzman	—	50,675	(12)	20.01	8/15/2021	—		—
Chief Financial Officer	—	—		—	—	14,993	(13)	424,752
and Secretary

Ford K. Wright	25,000	15,000	(14)	27.31	3/9/2016	—		—
Executive Vice President of Stores	25,200	6,300	(3)	35.85	3/13/2017	—		—
	30,000	10,000	(4)	14.00	3/12/2018	—		—
	27,500	27,500	(5)	6.88	3/16/2019	—		—
	3,588	10,762	(6)	19.23	3/15/2020	—		—
	—	7,780	(7)	25.31	3/14/2021	—		—
	—	—		—	—	3,832	(9)	108,561
	—	—		—	—	3,966	(10)	112,357
	—	—		—	—	4,780	(11)	135,417

Trevor S. Lang (15)	—	—		—	—	—		—
former Chief Financial Officer, Chief
Administrative Officer and Secretary

(1)	Options subject to this grant vest twenty percent on July 31, 2005 and 1/48th of the remaining options vest each month thereafter. The grant date was September 9, 2004.

(2)	Options subject to this grant vest twenty percent on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was March 9, 2006.

(3)	Options subject to this grant vest over a five-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 13, 2007.

(4)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 12, 2008.

(5)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2009.

(6)	Options subject to this grant vest over a four-year period in equal annual installments beginning on March 15, 2011. The grant date was June 3, 2010.

(7)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 14, 2011.

(8)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was September 2, 2008.

(9)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2009.

(10)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 15, 2010.

(11)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 14, 2011.

(12)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was August 15, 2011.

(13)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was August 15, 2011.

(14)	Options subject to this grant vest over an eight-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 9, 2006.

(15)	Mr. Lang forfeited 109,992 of stock options and 19,409 of unvested restricted stock upon termination of his employment on June 1, 2011.

Option Exercises and Stock Vested

The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards during fiscal 2011, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Valued Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Thomas D. Campion	—	—	—	—
Chairman of the Board

Richard M. Brooks	—	—	—	—
Chief Executive Officer and Director

Lynn K. Kilbourne	—	—	16,004	333,718
President and General
Merchandising Manager

Marc D. Stolzman	—	—	—	—
Chief Financial Officer and Secretary

Ford K. Wright	—	—	5,818	141,925
Executive Vice
President of Stores

Trevor S. Lang	61,488	855,186	8,434	208,434
former Chief Financial Officer, Chief
Administrative Officer and Secretary

(1)	The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)	The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Certain of the NEOs have unvested stock options and awards of restricted stock under the Company’s 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

Acceleration of Stock Award Vesting

The Company’s 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The following table shows the potential payments the NEOs could have received under these arrangements in connection with a Change in Control on January 28, 2012.

Executive Officer	Stock Option Vesting in Connection with a Change in Control (1)	Restricted Stock Vesting in Connection with a Change in Control (2)
Thomas D. Campion, Chairman of the Board	$—	$—
Richard M. Brooks, Chief Executive Officer and Director	$—	$—
Lynn K. Kilbourne, President and General Merchandising Manager	$895,666	$802,759
Marc D. Stolzman, Chief Financial Officer and Secretary	$421,616	$424,752
Ford K. Wright, Executive Vice President of Stores	$869,980	$356,335
Trevor S. Lang, former Chief Financial Officer,	$—	$—
Chief Administrative Officer and Secretary (3)

(1)	Represents the amount calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of fiscal 2011. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(2)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of fiscal 2011.

(3)	Mr. Lang, our former Chief Financial Officer, Chief Administrative Officer and Secretary, resigned on June 1, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans at January 28, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	888,043	$16.18	5,847,696
Equity compensation plans not approved by security holders (2)	—	—	—
Employee stock purchase plans approved by security holders (3)	—	—	838,006

(1)	Equity compensation plans approved by shareholders include the 1993 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Equity Incentive Plan.

(2)	The Company does not have any equity compensation plans that were not approved by the Company’s shareholders.

(3)	Employee stock purchase plans approved by shareholders include the 2005 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The fiscal 2011 audit committee operates under a written charter adopted by the Company’s board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 28, 2012.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Ernest R. Johnson, Chairman

Gerald F. Ryles

Sarah (Sally) G. McCoy

The audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the audit committee report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal 2011 and 2010

The aggregate fees billed by Moss Adams LLP for professional services rendered for fiscal 2011 and fiscal 2010, respectively, are as follows:

	Fiscal 2011	Fiscal 2010
Audit fees (1)	394,000	406,000
Audit-related fees (2)	15,000	15,000
Tax fees (3)	94,000	82,000

Total fees	503,000	503,000

(1)	Audit fees include services and costs in connection with the audit of the consolidated annual financial statements of the Company and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports.

(2)	Audit-related fees include services and costs in connection with the audit of the Company’s 401K plan.

(3)	Tax fees include services and costs in connection with federal, state and foreign tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the “de minimis exception” (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor’s independence.

As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal 2011 and 2010, there were no services that were performed pursuant to the “de minimis exception.”

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams LLP to audit our consolidated financial statements for the fiscal year ending February 2, 2013 (“fiscal 2012”). Moss Adams LLP has served as our independent registered public accounting firm since fiscal 2006. A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2012, our board of directors will evaluate what would be in the best interests of our Company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

PROPOSALS OF SHAREHOLDERS

We expect to hold our next annual meeting on or about May 29, 2013. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to our Secretary at the address below. The proposal must be received at our executive offices no later than December 13, 2012, to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and our bylaws, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than January 23, 2013, and not before December 24, 2012. Our bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Secretary

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, Washington 98203

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Marc D. Stolzman
Chief Financial Officer and Secretary

Everett, Washington

April 12, 2012

A copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Appendix A

EXECUTIVE OFFICER NON-EQUITY INCENTIVE PLAN

ZUMIEZ INC.

Purpose	The purpose of this Executive Officer Non-Equity Incentive Plan (the “Plan”) is to increase shareholder value by providing an incentive for the achievement of goals that support Zumiez Inc.’s (“Zumiez” or the “Company”) attainment of annual financial and strategic goals.

Approval by Shareholders	The material terms of the Performance Goals under the Plan will be submitted for approval by the shareholders of Zumiez on or around May 23, 2012. Shareholder approval of the material terms of the Performance Goals under the Plan is required to allow Short-Term Cash Based Incentives paid upon achievement of the Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). This approval shall expire at the end of five (5) Plan Years.

Plan Effective Date	January 29, 2012.

Plan Year	Zumiez’ fiscal year, which ends on the Saturday closest to January 31st.

Eligibility	Zumiez employees serving in positions of executive officer and above, as designated by the outside directors, as defined under Section 162(m), of the Compensation Committee (the “Committee”) of the Board of Directors, are eligible to participate in the Plan.

The chief executive officer has the authority to recommend Participants. The Committee has the sole authority to designate Participants.

Eligibility to participate in the Plan will cease upon termination of the Participant’s employment, withdrawal of designation by the Committee, transfer to an ineligible position, termination of the Plan by Zumiez, or if the Participant engages, directly or indirectly, in any activity that competes with Zumiez field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

If a Participant changes from an eligible position to an ineligible position during a Plan Year, eligibility to participate will be at the discretion of the Committee.

Target Short-Term Cash Based Incentive

The Target Short-Term Cash Based Incentive for each Participant shall be established by the Committee no later than ninety (90) days after the beginning of the applicable Plan Year. The Target Short-Term Cash Based Incentive shall be the amount that would be paid to the Participant under the Plan if 100% of Performance Goals were met. The Target Short-Term Cash Based Incentive may be specified as a percentage of Base Pay, a specific dollar amount, or according to another method determined by the Committee. The amount, if any, of the Target Short-Term Cash Based Incentive actually earned by the Participant shall be based on the achievement, as determined by the Committee, of Performance Goals.

Base Pay is the annual pay rate established for the Participant by Zumiez and in effect on the last day of the applicable Plan Year or, in the case of a deceased or disabled Participant, on the last day of his or her participation in the Plan. Zumiez, with Committee approval, may at any time, in its sole discretion, revise a Participant’s Base Pay.

Performance Goals	In accordance with Section 162(m), for each Plan Year, the Committee shall select one or more of the following measures as the Performance Goal(s): (i) comparable store sales; (ii) product margin; (iii) dilutive earnings per share as adjusted for any stock split, stock dividend or other recapitalization; (iv) unit growth; (v) cash flow; (vi) return on equity; (vii) return on assets; (viii) shareholder return; (ix) working capital; (x) pre-tax income; or (xi) operating margin; provided, however, that Performance Goals may include any derivations of these measures, as specified by the Committee. At the Committee’s discretion, any of these Performance Goals may differ by Participant and may be used to measure the performance of the Company as a whole or any business unit or division of the Company, and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Committee may provide, no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, that any evaluation of performance with respect to the Performance Goals for the applicable Plan Year shall include or exclude any one or more of the following events that occurs during the performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any other significant events or circumstances that the Committee determines would render the Performance Goals unsuitable. Any such inclusions or exclusions shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

The Committee shall select the Performance Goals for each Participant no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain.

The Committee shall select the amount of the Target Short-Term Cash Based Incentive for each Participant that will be determined by achievement of the Performance Goals.

If the Performance Goals selected by the Committee are not met, no Short-Term Cash Based Incentive or portion of any Short-Term Cash Based Incentive determined by those goals is payable under the Plan.

Short-Term Cash Based Incentive Payout and Eligibility	Short-Term Cash Based Incentive Payout for each Participant is based on the achievement of the Performance Goals. A Short-Term Cash Based Incentive Payout under this Plan is earned as of the end of the applicable Plan Year and will be paid according to the Plan, if the Participant:

•	remains a Zumiez employee through the end of the applicable Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

•

refrains from engaging during the applicable Plan Year, directly or indirectly, in any activity that competes with Zumiez field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

The Committee, based on such further considerations as the Committee in its discretion shall determine, may determine that the Short-Term Cash Based Incentive Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Short-Term Cash Based Incentive Payout Calculation	Within ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, the Committee shall review and approve the following for each Participant: the Target Short-Term Cash Based Incentive, the portion of the Target Short-Term Cash Based Incentive determined by the Performance Goals, the Performance Goals, and the relative weighting of the Goals for the Plan Year. Those metrics, will be used to calculate the Short-Term Cash Based Incentive Payout for each Participant.

As soon as reasonably practicable following the conclusion of the applicable Plan Year and before the payment of any Short-Term Cash Based Incentive, or portion of any Short-Term Cash Based Incentive, determined by the Performance Goals, the Committee will certify, in writing, the extent, if any, of the achievement of the Performance Goals, and (i) the potential maximum Short-Term Cash Based Incentive Payout for the Short-Term Cash Based Incentive, or the portion of the Short-Term Cash Based Incentive, determined by the Performance Goals that each Participant is eligible to receive with respect to the applicable Plan Year; and (ii) the actual Short-Term Cash Based Incentive Payout, if different, for the Short-Term Cash Based Incentive, or the portion of the Short-Term Cash Based Incentive, determined by the Performance Goals that the Committee has determined the Company will pay to the Participant.

The maximum Short-Term Cash Based Incentive Payout for the achievement of Performance Goals is $2.5 million to any one Participant in any Plan Year.

Short-Term Cash Based Incentive Payout Prorations	For any employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with Zumiez is terminated prior to the end of the Plan Year because of disability or death, the Committee shall prorate the Short-Term Cash Based Incentive Payout related to the Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Committee in its discretion may reduce the Participant’s Short-Term Cash Based Incentive Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within Zumiez during the Plan Year, the Committee, in its discretion, may prorate the Participant’s Short-Term Cash Based Incentive Payout by the number of months in each position.

Administration	The Committee, based on such further considerations as the Committee in its discretion shall determine, may determine that the Short-Term Cash Based Incentive Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation, the authority to:

•	approve the Plan design Performance Goals for each Participant;

•	determine and certify the achievement of the Performance Goals;

•	approve the Short-Term Cash Based Incentive Payout calculation and Short-Term Cash Based Incentive Payout for each Participant;

•	prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

•

interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Short-Term Cash Based Incentive granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of Zumiez;

•	approve corrections in the documentation or administration of any Short-Term Cash Based Incentive; and

•	make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the Committee chair. All determinations by the Committee chair shall be final and conclusive.

Short-Term Cash Based Incentive Payout Administration	The Short-Term Cash Based Incentive Payout will be made as soon as administratively feasible following the approval by the Committee subsequent to the end of the applicable Plan Year. The Short-Term Cash Based Incentive Payout is expected to be within approximately seventy-five (75) days of the Plan Year end, but in no event later than the last day of the fiscal year following such Plan Year. No amount is due and owing to any Participant before the Committee has approved the Short-Term Cash Based Incentive Payout, and no Short-Term Cash Based Incentive Payout with respect to the Performance Goals will be made unless and until the Committee makes a certification in writing regarding the achievement of the Performance Goals as required by Section 162(m).

The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation.

No Rights to Employment	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Zumiez policy and any applicable employment agreement and not by the Plan.

Amendments and Termination	The Plan will be reviewed by the Committee on a periodic basis for revisions. The Committee reserves the right at its discretion with or without notice, to review, amend or terminate the Plan, at any time.

Executive Compensation Recovery Policy	For participants subject to the Zumiez Executive Compensation Recovery Policy, all amounts earned under the Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from Zumiez at any time, and the terms and conditions of which are hereby incorporated by reference into the Plan.

Section 409A of the Code	To the extent applicable, it is intended that the Plan and any Short-Term Cash Based Incentives granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

Unfunded Plan	The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Short-Term Cash Based Incentives, if any. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Short-Term Cash Based Incentives under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ZUMIEZ INC.6300 MERRILL CREEK PKWY SUITE B ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSEVERETT, WA 98203If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain1a Richard M. Brooks 0 0 01b Matthew L. Hyde 0 0 01c James M. Weber 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain2 To approve material terms of the performance 0 0 0 criteria under the Executive Officer Non-Equity Incentive Plan.3 Proposal to ratify the selection of Moss Adams 0 0 0 LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013 (fiscal 2012).NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 11699 . 0 . 0 R11 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000135637 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . ZUMIEZ INC. Annual Meeting of Shareholders May 23, 2012 1:00 PDT This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint Marc D. Stolzman and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution to vote the undersigned’s shares on the matters shown on the reverse side, and at any and all continuations, adjournments, postponements thereof with all powers that the undersigned would possess if personally present, upon in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matter that may properly come before the Annual Meeting of Shareholders of the Company. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. R1.0.0.11699 _ 2 0000135637 Continued and to be signed on reverse side